Exhibit 99.8
SEVENTH AMENDMENT
TO THE
CIBC WORLD MARKETS INCENTIVE SAVINGS PLAN
FOR U.S. EMPLOYEES
(As amended and restated effective January 1, 1999)
     Pursuant to the authority reserved to Canadian Imperial Bank of Commerce (“CIBC”) at Section 9.01 of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”), the Plan is hereby amended in the following respects, effective January 1, 2002, except as otherwise indicated below.
1.     The following sentence is hereby added at the end of Section 3.01(b):
     At the end of each Plan Year, CIBC will contribute with respect to each Participant such additional Firm Matching Contribution, if any, as necessary to make the total Firm Matching Contributions for such Participant for such Plan Year equal to 50% of the sum of such Participant’s Before-tax Savings and After-tax Savings made for such Plan Year which do not exceed 6% of such Participant’s Section 401(a)(17) Salary for such Plan Year.
2.     Section 3.01(c) is hereby amended to read as follows:
     (c) Firm Bonus Contributions. For each Plan Year, CIBC may contribute to the Plan, on behalf of the Eligible Employees of each Strategic Business Unit described at Appendix L of the Plan, the amount that is determined by CIBC (or a duly authorized officer or committee), in its discretion, provided that if such amount exceeds 1% of the aggregate Section 401(a)(17) Salaries of all Eligible Employees, such amount must also be approved by the Board of Directors of CIBC, and further provided that any Strategic Business Unit may elect, no later than January 31 that no contribution be made for such Plan Year for the Eligible Employees of such Strategic Business Unit. Amounts contributed pursuant to this Section 3.01(c) will be referred to as “Firm Bonus Contributions” and will be allocated in accordance with the provisions of Section 3.03(c).
3.     Section 3.03(b) is hereby amended by adding the following sentence after the first sentence thereof:
     As of the last day of the Plan Year, CIBC will make such additional Firm Matching Contribution, if any, as necessary to satisfy the Matching Contribution obligation described in the last sentence of Section 3.01(b).
4.     Section 3.03(c) is hereby revised to read as follows:
     (c) Firm Bonus Contributions. CIBC will pay to the Trust Fund the Firm Bonus Contribution, if any, for each Strategic Business Unit, for the Plan Year, determined in accordance with the provisions of Section 3.01(c), without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extension thereof. The Firm Bonus Contribution, if any, for each Strategic Business Unit will be allocated to all Eligible Employees within such Strategic Business Unit who have satisfied the requirements of Section 2.01, regardless of whether such Employees are currently participating in the Before-tax Savings and/or After-tax Savings portions of the Plan, but excluding any individuals who are not employed by an Employer on the last day of that year, in the same ratio that each such Eligible Employee’s Section 401(a)(17) Salary actually paid for the Plan Year bears to the total Section 401(a)(17) Salary actually paid for the Plan Year to all Eligible Employees in the applicable Strategic Business Unit who are eligible for an allocation under this Section 3.03(c). The portion of the Firm Bonus Contribution, if any, made with respect to each Participant will be allocated to the Participant’s Firm Bonus Contributions Account (described at Section 6.01). CIBC will make this allocation as of December 31 of the Plan Year for which the contribution is made.
5.     Section 3.03(f) is hereby revised to read as follows:
     (f) Limitation. Notwithstanding the preceding paragraphs, the sum of a Participant’s After-tax Savings and Before-tax Savings for any Plan Year may not exceed 50%, in the aggregate, of the Participant’s Section 401(a)(17) Salary for such Plan Year, and Firm Matching Contributions for any Plan Year may not exceed 3% of the Participant’s Section 401(a)(17) Salary for such Plan Year.
6.     Effective January 1, 2003, Section 3.03(f) is hereby revised by adding the following sentence at the end thereof:
Effective January 1, 2003, a Participant’s Before-tax Savings election and After-tax Savings election shall not apply to any Salary or compensation in excess of (i) the Participant’s Section 401(a)(17) Salary, or (ii) if less, the Participant’s deemed Salary.
7.     Section 3.08 is hereby revised as follows:
     3.08 Reduction of Contribution Rates. To conform the operation of the Plan to Code Section 401(a)(4) and the limits of Code Section 415(c) (described at Appendix B), Code Section 402(g) (described at Appendix C), Code Section 401(k) (described at Appendix D), and Code Section 401(m) (described at Appendix E), the Committee may unilaterally modify or revoke any Before-tax or After-tax Savings election made by a Participant under Section 3.01(a) or 3.02, or may reduce (to zero if necessary) the level of Firm Matching Contributions and Firm Bonus Contributions to be made on behalf of Highly Compensated Employees (or Highly Compensated Employees within a Strategic Business Unit) for any month pursuant to Section 3.01(b) and (c).
8.     Appendix L, in the form attached hereto, is hereby added to the Plan.
9.     The amendment dated December 31, 2000, and Amendments 2001-1, 2002-1, 2002-2, 2002-3, and 2002-4 are hereby renamed the First, Second, Third, Fourth, Fifth and Sixth Amendments to the Plan.

     IN WITNESS WHEREOF, the undersigned has executed this amendment effective as of January 1, 2002.

/s/ Joyce M. Phillips
By: Joyce M. Phillips

APPENDIX L
CIBC STRATEGIC BUSINESS UNITS
ADMINISTRATION
RETAIL PRODUCTS
TREASURY & RISK MANAGEMENT
WEALTH MANAGEMENT
WORLD MARKETS